Kohl's Corporation Reports First Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 14, 2015-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended May 2, 2015.

	Quarter
($ in millions)	2015	2014	Change
Sales	$4,123	$4,070	1.3%
Comparable store sales	1.4%	(3.4)%	-
Gross margin	36.9%	36.8%	17 bp
Net income	$127	$125	2%
Diluted earnings per share	$0.63	$0.60	5%

Kevin Mansell, Kohl's chairman, chief executive officer and president, said, "Sales were modestly below our original expectations for the quarter, but accelerated in the March/April combined period after a weak February. We are very pleased with our earnings results, with a more balanced promotional calendar driving merchandise margin combined with strong expense control."

Dividend
On May 13, 2015, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.45 per share. The dividend is payable June 24, 2015 to shareholders of record at the close of business on June 10, 2015.

Store Update
Kohl’s opened two new stores during the quarter. The Company now operates 1,164 stores in 49 states, compared with 1,160 stores at the same time last year.

First Quarter 2015 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on May 14, 2015. The phone number for the conference call is (800) 230-1074. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID for both the live call and the replay is 346894. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc.  For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)

Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)
YouTube (http://www.youtube.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:
Bevin Bailis, SVP, PR and Communications, (262) 703-1464

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014
Net sales	$4,123	$4,070
Cost of merchandise sold	2,600	2,574

Gross margin	1,523	1,496

Operating expenses:
Selling, general, and administrative	1,016	1,000
Depreciation and amortization	227	216

Operating income	280	280

Interest expense, net	84	85

Income before income taxes	196	195
Provision for income taxes	69	70

Net income	$127	$125

Basic net income per share	$0.64	$0.60
Average number of shares	200	206

Diluted net income per share	$0.63	$0.60
Average number of shares	202	208

As a percent of net sales:
Gross margin	36.9%	36.8%
Selling, general and
administrative expenses	24.6%	24.6%
Operating income	6.8%	6.9%
Net income	3.1%	3.1%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	May 2, 2015	May 3, 2014
Assets
Current assets:
Cash and cash equivalents	$1,195	$717
Merchandise inventories	4,165	3,981
Deferred income taxes	129	137
Other	340	304

Total current assets	5,829	5,139

Property and equipment, net	8,518	8,677
Other assets	216	298

Total assets	$14,563	$14,114

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,645	$1,382
Accrued liabilities	1,140	1,078
Income taxes payable	87	73
Current portion of capital lease
and financing obligations	113	112

Total current liabilities	2,985	2,645

Long-term debt	2,793	2,792
Capital lease and financing obligations	1,840	1,919
Deferred income taxes	358	339
Other long-term liabilities	570	562
Shareholders' equity	6,017	5,857

Total liabilities and shareholders' equity	$14,563	$14,114

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Three Months Ended
	May 2, 2015	May 3, 2014
Operating activities
Net income	$127	$125
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	227	216
Share-based compensation	14	11
Excess tax benefits from share-based compensation	(9)	(2)
Deferred income taxes	(23)	5
Other non-cash revenues and expenses	10	5
Changes in operating assets and liabilities:
Merchandise inventories	(349)	(105)
Other current and long-term assets	28	15
Accounts payable	134	17
Accrued and other long-term liabilities	(69)	(44)
Income taxes	12	(64)

Net cash provided by operating activities	102	179

Investing activities
Acquisition of property and equipment	(176)	(176)
Other	1	4

Net cash used in investing activities	(175)	(172)

Financing activities
Treasury stock purchases	(147)	(167)
Shares withheld for taxes on vested restricted shares	(18)	(14)
Dividends paid	(90)	(80)
Proceeds from financing obligations	—	3
Capital lease and financing obligation payments	(27)	(29)
Proceeds from stock option exercises	134	24
Excess tax benefits from share-based compensation	9	2

Net cash used in financing activities	(139)	(261)

Net decrease in cash and cash equivalents	(212)	(254)
Cash and cash equivalents at beginning of period	1,407	971

Cash and cash equivalents at end of period	$1,195	$717